Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Hutchison China MediTech Limited of our report dated March 1, 2016 relating to the consolidated financial statements of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited, which appears in Amendment No. 4 to the Registration Statement on Form F-1 (No. 333-207447). We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form F-1 (No. 333-207447).

/s/ PricewaterhouseCoopers Zhong Tian LLP

Guangzhou, the People’s Republic of China
March 16, 2016